UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2012

CORN PRODUCTS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13397	22-3514823
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5 Westbrook Corporate Center, Westchester, Illinois	60154-5749
(Address of Principal Executive Offices)	(Zip Code)

(708) 551-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Action with respect to Certain Compensatory Plans.

On February 7, 2012 the Compensation Committee (the Committee”) of the Board of Directors of Corn Products International, Inc. (the “Company”) took certain actions relating to compensatory plans in which the Company’s “named executive officers” participate.   The actions relating to compensation of Ilene S. Gordon, the Company’s principal executive officer, were recommended by the Committee to the Company’s independent, outside, non-employee directors who approved those actions on February 7, 2012.  For purposes of this Report on Form 8-K such “named executive officers” consist of the Company’s principal executive officer, principal financial officer and the other executive officers for whom disclosure was required in the Company’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Item 402(c) of Regulation S-K.

Approval of Cash Incentive Bonuses for 2011 under Annual Incentive Plan

The Committee approved annual cash bonuses earned in 2011 for the Company’s named executive officers (the “2011 AIP Bonuses”).  The 2011 AIP Bonuses were earned based upon the achievement of performance goals established by the Committee in early 2011.  The Committee exercised its discretion to not include the impact of a $58.4 million gain as a result of a payment from the Government of Mexico pursuant to a settlement in the Company’s favor regarding a North American Free Trade Agreement (NAFTA) dispute in the calculation of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for purposes of determining 2011 performance under the Annual Incentive Plan.

The 2011 AIP Bonuses approved for the named executive officers were as follow:

Ilene S. Gordon	$1,839,510
Cheryl K. Beebe	$637,000
Jack C. Fortnum	$578,000
John F. Saucier	$453,000
Mary Ann Hynes	$423,000

Setting of Performance Criteria for Cash Bonuses for 2012 under Annual Incentive Plan

The Committee established the performance criteria applicable for cash incentives that certain employees are eligible to earn for 2012 under the Company’s Annual Incentive Plan (“2012 AIP Bonuses”).  Participants are eligible to earn bonuses for 2012 ranging from 0% to 200% of target depending on whether and to what extent the goals established by the Committee are attained.

2012 AIP Bonuses for Ilene S. Gordon, Cheryl K. Beebe, John F. Saucier and Mary Ann Hynes will be determined on the basis of goals for total Company EBITDA (60%), total Company operating working capital net of margin accounts (15%) and personal objectives (25%), the 2012 AIP bonus for Jack C. Fortnum will be determined on the basis of goals for total Company and regional EBITDA (60%), total Company operating working capital net of margin accounts (15%) and personal objectives (25%), in each case as approved by the Committee.

Approval of Common Stock Earned with Respect to 2009 Performance Shares

The Committee also approved the number of shares of the Company’s common stock (“Common Stock”) earned with respect to performance shares awarded under the Stock Incentive Plan in January 2009 (“2009 Performance Shares”).  The 2009 Performance Shares were earned based upon goals established by the Committee for a three-year cycle beginning on January 1, 2009 and ending on December 31, 2011.

The shares of Common Stock approved as earned with respect to 2009 Performance Shares for the named executive officers were as follow:

Ilene S. Gordon	79,982
Cheryl K. Beebe	26,775
Jack C. Fortnum	30,625
John F. Saucier	20,125
Mary Ann Hynes	15,750

Award of Performance Shares under Stock Incentive Plan

The Committee also approved the award of performance shares (“2012 Performance Shares”) to certain executive officers, including the named executive officers, under the Company’s Stock Incentive Plan.  The Performance Shares may be settled only in shares of the Company’s common stock (“Common Stock”).  The number of shares of Common Stock, if any, that recipients of 2012 Performance Share awards will receive in relation to such awards will be based upon the extent to which the Company attains the total shareholder return goal (as measured against a peer-group of 20 companies) for the three-year cycle beginning on January 1, 2012 and ending on December 31, 2014, as approved by the Committee, and can vary from no shares to 200% of the target awards.   The target awards to the named executive officers were as follow:

Executive Officer	Shares

Ilene S. Gordon	29,400
Cheryl K. Beebe	6,300
Jack C. Fortnum	5,600
John F. Saucier	2,700
Mary Ann Hynes	3,000

Award of Stock Options under Stock Incentive Plan

The Committee also approved the award of stock options to certain executive officers, including the named executive officers. The stock options have an exercise price of $55.95 per share (the closing price on February 7, 2012), will vest in three equal installments on February 7, 2013, 2014 and 2015 and will remain exercisable until February 6, 2022. The stock option awards to the named executive officers were as follow:

Shares
Subject to
Executive Officer	Options

Ilene S. Gordon	90,300
Cheryl K. Beebe	19,200
Jack C. Fortnum	17,300
John F. Saucier	8,200
Mary Ann Hynes	9,100

Award of Restricted Stock Units under Stock Incentive Plan

The Committee also approved the award of restricted stock units (“RSUs”) to certain executive officers, including the named executive officers, under the Company’s Stock Incentive Plan.  The RSUs may be settled only in shares of Common Stock (one share per RSU) and will vest on February 7, 2015.  In the event of termination of employment due to death, disability or retirement (defined as age 55 and 10 years of service or age 62), the RSUs will vest on a pro-rata basis using the number of full months employed during the thirty-six month vesting period.  The RSU awards to the named executive officers were as follow:

Executive Officer	RSUs

Ilene S. Gordon	21,000
Cheryl K. Beebe	4,500
Jack C. Fortnum	4,000
John F. Saucier	1,900
Mary Ann Hynes	2,100

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORN PRODUCTS INTERNATIONAL, INC.

Date: February 13, 2012	By:	/s/ Cheryl K. Beebe
Cheryl K. Beebe
Executive Vice President and Chief Financial Officer